Free Writing Prospectus (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated March 1, 2010 and Index Supplement dated March 1, 2010)	Filed Pursuant to Rule 433 Registration No. 333-145845 June 22, 2010

$[—] Notes due June 26, 2018 Linked to the Performance of a Basket of Equity Indices Global Medium-Term Notes, Series A, No. E-5666

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Basket Initial Valuation Date:	June 22, 2010

Issue Date:	June 24, 2010

Basket Final Valuation Date:	June 21, 2018*

Maturity Date:	June 26, 2018** (resulting in a term to maturity of approximately 8 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Participation Rate:	111.50%

Reference Asset:	A basket comprised of the following equity indices (each a “Index” or “basket component”, and together, the “basket components”):

Index	Bloomberg Ticker	Weight	C(i) Initial (as defined below)
S&P 500® Index	SPX <Index>	55%	[—]
Russell 2000® Index	RTY <Index>	15%	[—]
MSCI EAFE Index	MXEA <Index>	30%	[—]

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

•        if the Basket Performance is greater than 0%, you will receive (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the product of (x) the Basket Performance and (y) the Participation Rate:

$1,000 + [$1,000 × Basket Performance × Participation Rate]

•        if the Basket Performance is less than or equal to 0%, you will receive the principal amount of your Notes.

Your principal is only protected if you hold the Notes to maturity. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Basket Performance:

The basket performance equals the weighted average of the percentage change (which may be positive or negative) in the level of each of the basket components from and including the basket initial valuation date to and including the basket final valuation date. The basket performance will be calculated as follows:

C( i) Initial = The closing level of each basket component on the basket initial valuation date;

C(i) Final = The closing level of each basket component on the basket final valuation date; and

W( i) = Weight of each basket component, as stated above.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PBC9 and US06740PBC95

‡	The Global Medium-Term Notes Program, Series A, is rated AA- by Standard & Poor’s Rating Services (“S&P”), and the Notes are expected to carry the same S&P rating as the Program rating. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). The Global Medium-Term Notes Program, Series A, is also rated Aa3 by Moody’s Investor Services, Inc. (“Moody’s”); however, because we have not sought a rating from Moody’s for this specific issuance, the Notes will not be rated by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” and under “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or $[TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010, the index supplement dated March 1, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 and the index supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

•	Index supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043717/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Program Credit Rating

The Notes are issued under the Global Medium-Term Notes Program, Series A (the “Program”). The Program is rated AA- by Standard & Poor’s Rating Services (“S&P”), and the Notes are expected to carry the same S&P rating as the Program rating. An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). The Global Medium-Term Notes Program, Series A, is also rated Aa3 by Moody’s Investor Services, Inc. (“Moody’s”); however, because we have not sought a rating from Moody’s for this specific issuance, the Notes will not be rated by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

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What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount Note to $1,000 with a participation rate of 111.50%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Basket Performance	Payment at Maturity	Total Return on the Notes
100.00%	$2,115.00	111.50%
90.00%	$2,003.50	100.35%
80.00%	$1,892.00	89.20%
70.00%	$1,780.50	78.05%
60.00%	$1,669.00	66.90%
50.00%	$1,557.50	55.75%
40.00%	$1,446.00	44.60%
30.00%	$1,334.50	33.45%
20.00%	$1,223.00	22.30%
10.00%	$1,111.50	11.15%
5.00%	$1,055.75	5.58%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-50.00%	$1,000.00	0.00%
-60.00%	$1,000.00	0.00%
-70.00%	$1,000.00	0.00%
-80.00%	$1,000.00	0.00%
-90.00%	$1,000.00	0.00%
-100.00%	$1,000.00	0.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming the closing level of each basket component on the basket initial valuation date as set forth below.

Example 1: The basket performance is greater than 0% and the basket performance multiplied by the participation rate is positive.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
S&P 500® Index	1117.51	1229.26	10.00%	55%	5.50%
Russell 2000® Index	666.92	800.30	20.00%	15%	3.00%
MSCI EAFE Index	1419.16	1490.12	5.00%	30%	1.50%

Basket Performance					10.00%

Because the basket performance is positive, the investor receives a payment at maturity of $1,111.50 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Performance × Participation Rate]

$1,000 + [$1,000 × 10.00% × 111.50%] = $1,111.50

The total return on the investment of the Notes is 11.50%.

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Example 2: The basket performance is negative.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
S&P 500® Index	1117.51	1061.63	-5.00%	55%	-2.75%
Russell 2000® Index	666.92	646.91	-3.00%	15%	-0.45%
MSCI EAFE Index	1419.16	1334.01	-6.00%	30%	-1.80%

Basket Performance					-5.00%

Because the basket performance of -5.00% is less than 0%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The basket final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset; and

•

For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns by entitling you to a return equal to the positive basket performance multiplied by the participation rate, in the event that the basket performance is greater than 0%. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Preservation of Capital at Maturity—You will receive at least 100% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the Basket. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

•

Diversification Among the Basket Components in U.S. and Other World Equities Markets—The return on the Notes is linked to the basket composed of the S&P 500® Index, the MSCI EAFE Index and the Russell 2000® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Non Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement. The MSCI EAFE Index is designed to measure developed markets equity performance in Europe, Asia, Australia and the Far East. For additional information about the MSCI EAFE Index, see the information set forth under “Non Proprietary Indices—Equity Indices—MSCI Indices” in the index supplement. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Index, see the information set forth under “Description of the Reference Asset—Russell 2000® Index” in this free writing prospectus.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this free writing prospectus is materially correct. The Notes will be treated as debt instruments subject to the special rules governing contingent payment debt obligations for United States federal income tax purposes. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

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For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its net gains from the sale or maturity of the Notes, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—“Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”.

In addition to the risks described above, you should consider the following:

•

The Notes Might Not Pay More Than the Principal Amount—If the Basket Performance is not positive, you will not receive a payment at maturity of more than the principal amount of your Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the basket components would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the basket performance on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the basket components;

•	the time to maturity of the Notes;

•	the dividend rate on the stocks underlying the basket components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

License Agreements

As indicated below or in the index supplement, Barclays Bank PLC has contracted with the sponsor or publisher of each Index for the rights to use such Index and certain associated trademarks or service marks for such Index. We generally obtain these licenses either on an individual basis for a particular offering of notes or for a term of years. Although we anticipate that we will continue to enter into and renew such licenses, any such license could be terminated upon the occurrence of certain events in the future.

The licensing relating to the use of the indexes and trademarks referred to above by Barclays Bank PLC is solely for the benefit of Barclays Bank PLC, and not for any other third parties.

Description of the Reference Asset

Russell 2000® Index

All information regarding the Russell 2000® Index (the “Russell 2000 Index”) set forth in this free writing prospectus reflects the policies of, and is subject to change by, Frank Russell Company (“Russell”). The Russell 2000 Index was developed by Russell and is calculated, maintained and published by Russell. The Russell 2000 Index is reported by Bloomberg under the ticker symbol “RTY <Index>”.

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. It measures the composite price performance of approximately 2,000 companies (the “Component Stocks”) domiciled in the United States, its territories, and those countries designated as benefit driven countries. Benefit driven countries are countries that offer operational, tax, political or other financial market benefits to companies that incorporate within such countries. All 2000 stocks trade on a major U.S. stock exchange. The Russell 2000 comprises the 2,000 smallest companies of the Russell 3000® Index (the “Russell 3000”) and represented, as of January 29, 2010, approximately 10% of its total market capitalization. The Russell 3000, in turn comprises the 3000 largest U.S. companies as measured by total market capitalization, which together represented, as of January 29, 2010, approximately 98% of the U.S. equity markets open to public investment.

Selection of stocks underlying the Russell 2000

Security inclusion criteria

Below are the requirements to be eligible for inclusion in the Russell 3000, and, consequently, the Russell 2000 Index:

•

U.S. incorporated companies and U.S. benefit driven incorporated companies. U.S. incorporated companies are eligible for inclusion. Beginning during reconstitution 2007, companies incorporated in the following countries/regions are also reviewed for eligibility: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherland Antilles, Panama and Turks and Caicos Islands. Companies incorporated in these regions are considered benefit driven incorporations (“BDIs”) because they typically incorporate in these regions for operations, tax, political or other financial market benefits. A company incorporated in these regions is specifically considered eligible for the Russell 3000 if it meets one of the following criteria:

•	its headquarters are in the United States; or

•	its headquarters are in the BDI designated country/region, but the primary exchange for its local shares is in the United States.

American Depositary Receipts are not eligible for inclusion. Headquarters and primary exchange will be analyzed once a year during reconstitution unless the security is de-listed from the U.S. exchange.

•

Trading requirements. All securities eligible for inclusion in the Russell 3000 must trade on a major U.S. exchange. Bulletin Board, pink-sheets or over-the-counter (OTC) traded securities are not eligible for inclusion.

•

Minimum trading price. Stock must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion in the Russell 3000 during annual reconstitution or during initial public offering (IPO) eligibility. However, if a stock falls below $1.00 intra-year, it will not be removed from the index until the next reconstitution, if it is still trading below $1.00.

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•

Company structure. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies (SPACs) and limited partnerships are excluded from inclusion in the Russell 3000® Index. Business development companies (BDCs) are eligible.

•	Shares excluded. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights and trust receipts are not eligible for inclusion.

•

Deadline for inclusion. Stocks must be listed on the last trading day in May and Russell must have access to documentation verifying the company’s eligibility for inclusion. This information includes corporate description, incorporation, shares outstanding and other information needed to determine eligibility. IPOs will be considered for inclusion quarterly.

Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and its lack of liquidity.

All Russell indices, including the Russell 2000 Index, are reconstituted annually to reflect changes in the marketplace. The companies that meet the eligibility criteria are ranked on the last trading day of May of every year based on market capitalization using data available at that time, with the reconstitution taking effect as of the first trading day following the last Friday of June of that year. If the last Friday in June is the 28th, 29th or 30th day of June, reconstitution will occur the Friday prior.

Market capitalization

The primary criteria used to determine the initial list of common stocks eligible for inclusion in the Russell 3000, and thus the Russell 2000, is total market capitalization, defined as the number of total outstanding shares of common stock multiplied by the price of such common stock at the annual reconstitution on the last trading day of May. Total market capitalization is determined by multiplying total outstanding shares by the market price as of the last trading day in May for those eligible at annual reconstitution. IPO eligibility is determined each quarter.

•

Determining total shares outstanding. Only common stock is used to determine market capitalization for a company. Any other form of shares, including preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

•

Determining price. During each annual reconstitution, the last traded price on the last trading day in May of that year from the primary exchange is used to determine market capitalization. In the case where multiple share classes exist, the primary trading vehicle is identified and used to determine price. The common share class with the highest trading volume, price and float-adjusted shares outstanding (or highest combination of the three) will be considered the primary trading vehicle.

Capitalization adjustments

A security’s shares are adjusted to include only those shares available to the public, often referred to as “free float”. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in all Russell indices, including the Russell 2000 Index, by their available (also called float-adjusted) market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization. Adjustments are based on information recorded in Securities and Exchange Commission (SEC) corporate filings or other reliable sources in cases of missing or questionable data:

•	Cross ownership. Shares held by another member of a Russell index are considered cross-owned and all such shares will be adjusted regardless of percentage held.

•

Large corporate and private holdings. Shares held by another listed company (non-member) or private individuals will be adjusted if greater than 10% of shares outstanding. Share percentage is determined either by those shares held by an individual or a group of individuals acting together. For example, officers and directors holdings would be summed together to determine if they exceed 10%. However, not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds.

•	ESOP or LESOP shares. Corporations that have ESOPs or LESOPs that comprise 10% or more of the shares outstanding are adjusted.

•	Unlisted share classes. Classes of common stock that are not traded on a U.S. exchange are adjusted.

•	IPO lock-ups. Shares locked-up during an IPO are not available to the public and are thus excluded from the market value at the time the IPO enters the Russell indices.

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Government holdings. Holdings listed as “government of” are considered unavailable and will be removed entirely from available shares. Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%. Any holding by a government pension fund is considered institutional holdings and will not be removed from available shares.

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Corporate actions affecting the Russell 2000 Index

Changes to all Russell U.S. indices, including the Russell 2000 Index, are made when an action is final. To determine if an action is complete, Russell uses a variety of reliable public sources. The sources of this information include: company press releases, SEC filings, exchange notifications, Bloomberg or other sources determined to be reliable. If it is determined that an action was not final after communication was given to clients, the changes to the index will still occur.

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“No replacement” rule. Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000 Index over a year may fluctuate according to corporate activity.

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Mergers and acquisitions. Merger and acquisition activity results in changes to the membership and weighting of members within the Russell 2000 Index. Merger and acquisition activity is applied to the Russell 2000 Index after the action is determined to be final. The action will either be applied after the close of the current day (t) or the following day (t+1) depending upon the time it is determined that an action is final.

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Re-incorporations. Members of the Russell 2000 Index who are re-incorporated to another country are deleted from the Russell 2000 Index when the re-incorporation is final. Members of the Russell Global index re-incorporating to the United States (territory or BDI) will be added to the Russell 3000E® Index (the broadest Russell U.S. index) when the re-incorporation is final and may then be included in the Russell 2000 Index if its market capitalization warrants such inclusion. Companies who are not members of the Russell Global index and re-incorporate into the United States will be reviewed for eligibility at the next reconstitution.

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Re-classifications of shares (primary vehicles). The primary vehicle share class is typically re-examined at reconstitution, at the time of a major corporate action event or with the issuance of a new share class. For changes in the primary vehicle outside of reconstitution, a determination will be made one day prior to implementation of a change.

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Rights offerings. Rights offered to shareholders are reflected in the Russell 2000 Index the date the offer expires for nontransferable rights and on the ex-date for transferable rights. In both cases, the price is adjusted to account for the value of the right and shares are increased according to the terms of the offering on that day.

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Changes to shares outstanding. Changes to shares outstanding due to buyback (including Dutch Auctions), secondary offerings, merger activity with a non-Russell 2000 Index member and other potential changes are updated at the end of the month which the change is reflected in vendor supplied updates and verified by Russell using an SEC filing. For a change in shares to occur, the cumulative change to available shares must be greater than 5%.

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Spin-offs. The only additions between reconstitution dates are as a result of spin-offs, reincorporations and IPOs. Spin-off companies are added to the parent company’s index and capitalization tier of membership if the spin-off company is large enough.

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Tender offers. A company acquired as the result of a tender offer is removed when the tender offer has fully expired and it is determined the company will finalize the process with a short form merger. Shares of the acquiring company, if a member of the Russell 2000, Index will be increased simultaneously.

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Delisting. Only companies listed on U.S. exchanges are included in the Russell 2000 Index. Therefore, when a company is delisted from a U.S. exchange and moved to OTC, the company is removed from the Russell 2000 Index.

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Bankruptcy and voluntary liquidations. Companies who file for Chapter 7 liquidation bankruptcy or file any other liquidation plan will be removed from the Russell 2000 Index at the time of the filing. Companies filing for a Chapter 11 re-organization bankruptcy will remain a member of the Russell 2000 Index, unless delisted from their primary exchange. In that case, normal delisting rules will apply.

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Stock distributions. Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date or (2) an undetermined amount of stock based on earnings and profits on a future date. In both cases, a price adjustment is made on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

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Dividends. Gross dividends are included in the daily total return calculation of the Russell 2000 Index based on their ex-dates. The ex-date is used rather than the pay-date because the market place price adjustment for the dividend occurs on the ex-date.

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Halted securities. Halted securities are not removed from the Russell 2000 Index until the time they are actually delisted from the exchange. If a security is halted, it remains in the Russell 2000 Index at the last traded price from the primary exchange until the time the security resumes trading or is officially delisted.

Additional information on the Russell 2000 Index is available on the following website: http://www.russell.com.

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License Agreement

Barclays Bank PLC have entered into a non-exclusive license agreement with the Frank Russell Company (“Russell”) whereby we, in exchange for a fee, will be permitted to use the Russell 2000 Index and its related trademarks in connection with certain securities, including the Notes. We are not affiliated with Russell; the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and Barclays Bank PLC shall provide that the following language must be set forth in the free writing prospectus:

“The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000® Index (the “Russell 2000 Index”) to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Russell’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index which is determined, composed and calculated by Russell without regard to Barclays Bank PLC and its affiliates or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Notes.

Historical Information

The following graph sets forth the historical performance of the basket components based on the daily closing level from January 7, 2002 through June 18, 2010. On June 18, 2010, S&P 500® Index closing level was 1,117.51, the Russell 2000® Index closing level was 666.92 and the MSCI EAFE Index closing level was 1,419.56. We obtained the closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the closing levels on the basket final valuation date. We cannot give you assurance that the performance of the basket on the basket final valuation date will result in any return in addition to your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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